Exhibit (5)(a)

November 26, 2008

Xerox Corporation Registration Statement on Form S-3

Xerox Corporation

45 Glover Avenue

Norwalk, CT 06856

Ladies and Gentlemen:

As General Counsel to Xerox Corporation, a New York corporation (the “Company”), I am familiar with the Registration Statement on Form S-3 filed by the Company (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 26, 2008 (the “Registration Statement”). The Registration Statement relates to the registration, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of up to 1,800,000 shares (the “Shares”) of Common Stock, par value $1 per share (“Common Stock”), of the Company.

The Shares may be offered and sold by the Company from time to time at then current market prices to the Company’s majority-owned subsidiary, Xerox Canada Inc., a Canadian corporation (“XCI”), to fulfill XCI’s obligations to deliver such Shares upon the exchange of Non-Voting Exchangeable Class B Shares of XCI (“XCI Exchangeable Shares”) by the holders thereof for shares of Common Stock.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, I or other attorneys of the Company who report directly or indirectly to me have examined and relied on originals or copies of the following:

(i)	the Registration Statement;

(ii)	the Agreement dated as of February 14, 1990, as amended by the Amending Agreement dated as of January 1, 1996, between the Company and XCI, pursuant to which the Shares may be issued and sold by the Company to XCI;

(iii)	the Restated Certificate of Incorporation of the Company, as amended, and certified by the Secretary of State of the State of New York as being currently in effect (the “Certificate of Incorporation”);

(iv)	the Amended and Restated By-Laws of the Company as currently in effect (the “By-Laws”); and

(v)	certain resolutions adopted to date by the board of directors of the Company (the “Board of Directors”).

I or other attorneys of the Company who report directly or indirectly to me have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied on statements and representations of officers and other representatives of the Company, of public officials and others.

My opinions set forth herein are limited to those laws of the State of New York and the United States of America, in each case, that, in my experience, are normally applicable to transactions of the type contemplated by the Registration Statement and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. The Offered Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing in good standing under the laws of the State of New York.

2.	The Shares, when duly executed, countersigned and delivered as contemplated by the Registration Statement and the prospectus contained therein, will be validly issued, fully paid and nonassessable, with no personal liability attaching to the holders thereof under the laws of the State of New York.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the heading “Validity of the Securities and the Guarantees” in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Don H. Liu
Don H. Liu
General Counsel